Exhibit 99.2

On November 8, 2006, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC PARTICIPANTS

Jerry Leshne

Senior Vice President, Investor Relations

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

TRANSCRIPT

Jerry Leshne:

Good morning. Thank you for joining us. We have posted our earnings release and our slide presentation on our website, www.interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A and we plan to conclude before market open at 9:30 a.m. Eastern time. During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC. At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth:

Thank you, Jerry, and thank you all for joining us this morning as we review our results for the third quarter and the first nine months of 2006. I will begin with general remarks before Frank takes us through our operating results. Then I will return after his presentation with some closing comments before we open it up for Q&A.

As was the case last quarter, the first thing I want to address is revenue. Since January we’ve been repeatedly indicating that this would be a challenging year for us, in light of the fact that we are cycling through some significant losses in 2005. We therefore continue to be pleased with our positive organic revenue performance year-to-date of 1.2%.

Organic growth in the third quarter was a solid 2.7%, driven primarily by higher levels of engagement with existing clients. We are also starting to see the benefits from new business wins this year. Our wins in 2006 have been consistent and across our various offerings.

There is good momentum coming from our marketing service offerings, particularly digital, events and PR. We’ve had wins in all three of our major global agency networks, and our U.S. independents are contributing as well. Initiative posted good wins and Universal McCann has been focused on upgrading its offering to meet the needs of some of the most sophisticated, tech-savvy clients around, like Microsoft, Intel and Sony. It is gratifying to know that all our companies’

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offerings are increasingly competitive in the marketplace, and certainly the impressive DraftFCB win of Wal-Mart reinforces that point.

We remain on track to bring 2006 in about flat in terms of organic revenue. Given the significant magnitude of the hole we had to fill due to losses last year, this is a positive result. We’re very happy to be tracking at positive 1.2% organic revenue thus far this year. However, we remain cautious as it relates to the fourth quarter because we can’t assume that we will be exempt from the top-line pressure that a number of our peers have recently attributed to sector-specific reductions in industries such as automotive and pharma.

We don’t see these as long-term issues, but even moderate reductions from clients in those industries for the balance of the year would compare poorly relative to last year’s healthy spend. As you may remember, we also indicated that there was significant revenue deferrals from the third into the fourth quarter of 2005. This will result in a more difficult comp for Q4 this year. As will the fact that some of our 2005 losses took place late in the year and contributed to last year’s fourth quarter before coming off our books early this year.

While we believe that a conservative commitment for full year 2006 is responsible, our recent organic and new business performance is encouraging. Above all, it positions us well as we head into next year so that we can begin to close the gap on competitive organic growth with our peers, which is a key turnaround goal that we still expect to reach by 2008.

The tone of the business is good. Early looks at 2007 are in line with our expectations and will move us forward in the turnaround. Client stability and client retention have improved steadily over the course of this year.

A major driver of this stabilization, as well as our positive organic trend, is our continued investment in top talent. Candidates are coming to us because they want to be part of our turnaround. As important, they want to be part of an exciting operating company story, like the modern model of DraftFCB, the new Lowe, focused on high value creativity, and the Worldgroup, which remains among the industry’s most powerful global marketing entities, not to mention the great agencies and cultures like those of Mullen, Hill Holliday, Martin, Carmichael Lynch, Campbell-Ewald, Deutsch and sector-leading companies such as Weber Shandwick, R/GA and Jack Morton.

Additional significant accomplishments in 2006 include further strengthening of our financial foundation. The ELF transaction, completed in the second quarter, provides real standby liquidity and much great financial flexibility. It frees us from restrictive financial covenants in our previous bank facility so that we can further participate in growth opportunities in new media and emerging markets, particularly India, where we have a solid base, and China, where we are increasingly focused on identifying growth opportunities. You’ll see more of this type of activity, which will play a role in meeting our 2008 turnaround commitments.

The other area in which we’ve made additional headway is transparency. Our forthright disclosure has set a high standard and made it easier to understand what is going on at our company. I know many of you have indicated that you appreciate the high degree of transparency that we have adopted.

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In this vein and in light of current events, as you have read in today’s release and 10-Q filing, management recently decided to review the company’s past practices relating to stock option grants. With the help of outside counsel, the audit committee also undertook a review, going back ten years and looking at senior officers of the company. Both reviews are nearing completion.

Our principal findings are as follows. There was no systematic pattern of selecting an exercise price based on the lowest stock price over the period preceding the grant. All option grants made after 2002 have been accounted for correctly. There were administrative and control deficiencies in the process of granting, documenting and accounting for options granted from 1996 to 2002. This led to certain instances in which the date used to determine the exercise price for certain grants preceded the finalization of the approval process for those grants for accounting purposes. As a result of errors in the accounting for options prior to 2002, which were not material to any individual period in which they occurred, the company has adjusted accumulated deficit as of January 1, 2006 by $26.4 million.

As always, management and the Board believe that being out in front of these types of issues is the right thing to do. We will complete our review of options practices in the near term and report back if needed. In the interim, we are pleased that we’ve addressed this issue and rectified the accounting and that all grants since 2002 were found to have been dealt with correctly.

At this point, I will turn things over to Frank and then rejoin you to provide additional commentary after his remarks.

Frank Mergenthaler:

Thank you, Michael. Good morning, everyone. Before I get to our financial performance, I would like to make a few general comments.

Since Michael’s arrival as CEO in January of last year, we have made improving financial controls a top priority. The investments we’ve made in this area are yielding significant progress, but there remains work to be done. The issue Michael mentioned in his opening comments relating to the past stock option practices reflects poor processes, symptomatic of a company with poor controls. These types of weaknesses are being systematically remediated.

We saw continued evidence of progress on the control front during the third quarter. Once again, our quarterly financial reporting process shows significant improvement. We have defined a clear path and plan to achieve Sarbanes-Oxley compliance by the end of 2007 and are making progress against this plan. We are proceeding on schedule to reduce the number of financial systems we use and the number of financial back office locations. We’re reducing our dependence on outside advisors. All of these developments are positive indicators of our company’s turnaround.

Now let’s move on to a review of our performance for the third quarter and year-to-date, which you’ll find on the slide presentation that accompanies the webcast of this call and is available on our website.

Beginning on slide 2, you’ll see that reported revenue for Q3 was $1.45 billion, an increase of 1% from Q3 ’05. On an organic basis, revenue increased 2.7%. This is noteworthy because, as Michael highlighted in the opening remarks, we overcame the revenue deficit created by 2005

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losses. The key drivers here were spending increases from existing clients, especially at McCann and DraftFCB. We saw strong growth from our PR businesses such as Weber Shandwick and GolinHarris. We also started to see revenue come on stream from new business wins in the first half of this year.

Q3 operating expenses were $1.43 billion, a decrease of $115 million from the same period a year ago. Salaries and related expenses were down $2 million compared to last year and up 1.3% on an organic basis. We’re seeing progress in reducing our base salary and benefits, but work remains to be done in this area, as well as on the temporary labor front. Severance expense was significantly down versus a year ago. This improvement was offset in the quarter by timing of accruals for annual incentives and the cost of our expanded equity-based compensation programs.

Office and general expense decreased $113 million, or 20%, from a year ago and decreased 16% on an organic basis. Professional fees declined $60 million from Q3 ’05, when we engaged in significant accounting work connected with the effort around the extensive restatement of our financial statements. We also had lower client service costs and bad debt expense in the current quarter compared to a year ago.

Operating income was $21 million, comparing favorably to a loss of $108 million in Q3 ’05. Earnings per share from continuing operations were a loss of $0.03 per share compared to a loss of $0.25 per share a year ago.

Turning to slide 3, our P&L for the third quarter. As you can see, reported revenue increased $14 million from a year ago, while operating expenses decreased $115 million. Business restructuring and reorganization costs were $6 million. These were mostly related to the merger of Draft and FCB and the realignment of our media businesses. Note that, included in the nine months, we reclassified $6 million in Q2 severance expense to this line.

Below operating income, interest expense in Q3 increased $10 million. This was the first full quarter of non-cash amortization of the ELF financing that we closed in June of this year. Other income was $22 million, due mainly to the realization of non-cash translation adjustments on an investment sold in Q3. Income from discontinued operations was $5 million, due to the reversal of tax reserves for operations sold in 2003.

For this year’s third quarter, net income was $6 million compared to a loss of $103 million in Q3 ’05.

On slide 4, we focus on the revenue picture. Revenue was $1.45 billion in Q3, up 1% from a year ago. The effect of currency changes was a positive 0.6% in the quarter. Net dispositions were a negative 2.3% year-over-year. The result was organic growth of 2.7% for the three months. This brings us to organic growth of 1.2% for the nine months to date.

On the lower half of this slide, you see a breakout that shows organic revenue change at IAN of 3.2% in the quarter, with CMG essentially flat. Within our Integrated Agency Networks segment, organic revenue increases were driven by expansion of digital, direct and event services with existing clients, as well as by revenue from new clients. McCann Worldgroup and DraftFCB achieved solid increases, as did a number of our independent agencies, including Hill Holliday and Mullen.

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At CMG, we saw strong organic growth in our public relations and branding businesses. Year-over-year, revenue in our event businesses has declined against a strong Q3 2005 comp that included project work that did not repeat this year, especially in non-U.S. markets such as the Commonwealth Games held in Australia.

With respect to revenue for the full year, we’ve consistently communicated our view that, given the significant client losses we experienced in 2005, we believed flat organic growth for 2006 would represent solid performance. As Michael noted earlier, we remain on track to meet this objective.

Slide 5 provides a regional breakout for the quarter and nine months. In Q3, organic growth of 3.2% in the U.S. was a result of increases at McCann and DraftFCB, with strength in interactive, direct and activation, as well as at CMG, which was strong across the board in all marketing services disciplines.

Internationally, the organic revenue increase was 2.1%, led by increases at DraftFCB and our PR businesses, as well as a more modest increase at McCann. Revenue decreased on an organic basis in the U.K., largely as a result of the project assignments in our event businesses that did not repeat this year. In continental Europe, the decline in reported revenue reflects business divestitures. The Q3 organic revenue was 4.3%. We had 15% organic growth in Latin America, led principally by Brazil. In the BRIC markets as a group, we had double-digit revenue growth compared to a year ago, including strong growth in India and China.

On slide 6 we provide a closer look at operating expenses. Q3 salaries and related expenses were $961 million, or 66.1% of revenues, compared with $963 million, or 66.9% of revenues, a year ago. Excluding the impact of net business dispositions and currency exchange rates, salaries and related expenses increased 1.3%.

There are a number of moving pieces that bear mention here. During the quarter, we improved our leverage on base salaries and benefits as a percent of revenue, and severance expense declined $19 million from a year ago.

Incentive compensation expense increased $27 million due to three primary factors. First, we are phasing our incentive accrual for 2006 over the course of the year, as opposed to back-end loading it into Q4, as we did in 2005. Second, Q3 ’06 numbers reflect a projected increase in the overall incentive pool, based on the projected financial performance of our operating units. Last, you see the impact of an increase in long-term performance-based equity awards, which we have rolled out to a broader group of executives so as to align their potential rewards with the achievement of our turnaround objectives.

Headcount at quarter end was 42,600, compared with 43,600 a year ago. We continue to invest in key growth areas to drive revenue, particularly within marketing services and in our digital offerings, as well as in key growth markets such as Asia.

Office and general expenses were $466 million in the third quarter, a decrease of $113 million, or 20%, from a year ago. Excluding the impact of currency exchange rates and net dispositions, O&G expenses declined 16%. Professional fees were $37 million, compared to $98 million in Q3 2005, which, as I mentioned earlier, included the cost of our extensive restatement. We’re seeing progress in the area of professional fees, but we do expect them to continue running at a significantly higher

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than normal rate until we remediate our material control weaknesses and become Sarbanes-Oxley compliant.

Within office and general expenses, fees related to client service costs also decreased from a year ago. The decrease is due to a number of factors, including net business dispositions and the roll-off of certain project assignments and their related pass-through expenses. Bad debt expense has also decreased $11 million compared to a year ago. Q3 D&A was $70 million, consisting of depreciation of $42 million, amortization of stock-based compensation of $16 million, plus $11 million of bond and other financing amortization.

Before moving on to cash flows, I would add that the accounting for the results of our stock option review has no impact on our operating results this year. In aggregate, $23 million in after-tax compensation should have been expensed between 1996 and 2003. Upon evaluation, we concluded the adjustment was not material to any prior period. Accordingly, we will adjust our accounts as of January 1 of this year to reflect an increase of $26 million to our accumulated deficit, a credit of $23 million to additional paid-in capital and a credit of $3 million to other non-current liabilities to reflect taxes payable. The accounting is reviewed in greater detail in our 10-Q filing today.

Turning to slide 7 and cash flow. Q3 cash flow from operations was a use of $69 million. Cash used in working capital was $83 million. In light of the seasonality of our business, we would typically expect that cash is consumed in working capital during the third quarter. In the investing activities section, cap-ex is $29 million in the quarter, which brings us to $70 million for the nine months. We continue to make critical investments in systems and software, as well as real estate consolidations.

In financing, I would simply highlight our Series A Preferreds convert to Common mandatorily in December of this year, which will eliminate an annual $20 million in dividends beginning in 2007, and 28 million common share equivalents will enter the basic share count.

On slide 8 we present the current portion of our balance sheet. Highlighted in yellow, the sum of cash, cash equivalents and short-term marketable securities was $1.47 billion this quarter, up from $1.35 billion a year ago.

Our debt maturity schedule can be found on slide 9. Total long-term debt at quarter end was $2.2 billion, and there is no change in the chart from our update last quarter.

As Michael and I have said previously, we believe that a conservative approach to liquidity is appropriate for our company. We are cognizant of our 2008 maturities and the potential put on our 4.5% Convertible Notes and remain committed to minimize any potential share dilution.

Michael provided an overview of some of our key achievements this year. We’ve taken steps to put the company on an even sounder financial footing. We’ve stayed focused on simplifying our operating structure and made a major commitment to a high degree of transparency. Improving our control environment remains a top priority of this management team. We’re seeing real progress in this area, as well as in our efforts to adopt best practices when it comes to corporate governance and transparency.

We also made real progress in attracting top talent and improving the vitality of our companies. We’re pleased with the revenue story in both the quarter and for the first nine months of 2006.

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Clearly, we are once again competing successfully in the marketplace, as evidenced by great recent wins with clients like Smith Barney, Lionsgate, Citigroup and, of course, Wal-Mart.

Progress on the cost side is coming along, but we continue to be impatient on showing greater improvement on the salary front. This is a front-burner item in the operating reviews and conversations with operating unit management that Michael mentioned earlier.

Now I will turn things back over to Michael, who will discuss some of the key strategic initiatives that we have taken this year.

Michael Roth:

Thank you, Frank. In closing, I would like to briefly overview the progress we’ve made this year in terms of our professional offerings. Or put another way, to win in the future, we must be a client-centric organization which focuses on the consumer. So what have we been doing to improve our ability to address today’s client needs? It almost goes without saying there are a number of fast-moving trends that are transforming marketing and communications: The proliferation of media outlets and digital channels, an increasingly empowered consumer, and unprecedented tools for communicating product and brand information to the right person at precisely the right time in the purchase cycle.

To address these new realities of marketing over the past two years, we have made significant investments in the McCann Worldgroup. Much of our focus has been on accelerating development of Momentum and MRM, which operate in the dynamic areas of consumer activation and digital marketing. We’re pleased by the growth we’ve seen at Momentum and MRM, as well as in developing regions. McCann’s business in North America is also strong. For global companies seeking a total communications offering, Worldgroup has to be considered.

During the course of 2006, we’ve taken significant steps to address these dynamic changes. First, we took a long look at Lowe and decided to focus it on high-value creative ideas, which are in greater demand than ever as a result of the changes in the marketing landscape that I just outlined. We will also focus Lowe on eight hub markets and on partnering with best-in-class specialist marketing services companies. This approach continues to play well with key clients and is helping us recruit exceptional talent into the agency.

At mid-year, we announced a merger of Draft and FCB, agencies with complementary skills and cultures. We believed this move would create a modern channel-neutral agency model, an agency that can deliver an integrated, accountable and creative offering, based on deep consumer insights that drive behavior in the marketplace. Very much the right offering for an on-demand media world and the new consumer. You will remember that we were very thorough and deliberate in deciding to move on this transaction. We wanted to be sure the merger would result in a strong client proposition. The results to date have been terrific. Client retention is well ahead of where most industry observers believed it would be and of our merger assumptions. I can’t imagine there could be a better validation than the win of Wal-Mart, a huge win in the merged company’s first time at bat against the best competition the industry has to offer.

More recently, we introduced an innovative new approach to media. In a digital world, media is more strategic, creative and complex than ever, so we had to find new ways of getting our media

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experts at the table on an equal footing with brand strategists and creative directors. A number of our competitors have been taking small steps in this direction, but we saw an opportunity to get out ahead of the field. At the same time, we wanted to build on the progress of the past eighteen months, which was driven in part by new talent at Initiative and UM, and also by having the media companies report directly to Interpublic, which gave us visibility into the workings of their operations.

Our new approach calls for a continuation of this financial independence for IM and UM. We will also promote a closer professional alignment between the media and brand agencies, which we believe will lead to stronger communication planning tools and products. Our new model also elevates the profile of our digital media capabilities, including our Emerging Media Lab and our alliances with leading-edge companies, such as Facebook and Spot Runner. This will make it easier for companies across Interpublic to access and partner with our digital media assets. To date, the new model has been well-received by clients, senior-level executives among media sellers and many of the industry’s most respected new business search consultants.

Our results this year speak to a company in transition. We are well on our way to getting our arms around the control environment and putting accounting issues firmly in the past. We remain committed to the highest levels of transparency and disclosure. We have shown a willingness to address strategic decisions as forcefully as we tackled financial issues during 2005. We are bringing in new leaders who are breaking down the silo mentality that defined Interpublic for many years and are open to working collaboratively across the holding company. This new approach and the integrated solutions it is creating are helping us win again in the marketplace. We will invest in high-growth markets and disciplines to round out our offerings.

The building blocks are in place for us to deliver on the goals we have communicated to you. We are well-positioned for 2007. The challenge now is in execution. We look forward to speaking to you again early next year to brief you on our continued progress in enhancing shareholder value.

With that, I will end my remarks and open the floor to questions.

QUESTIONS AND ANSWERS

1. Question:

I have two for Frank and then more and they’re more detailed. One was, in the past you talked to us about what the revenue growth would have been if you stripped out the large ’05 client losses that you cycled through. Do you know what the revenue growth was ex those big client losses from last year in the quarter?

Frank Mergenthaler:

For the quarter organic would have been up about 5%.

Question:

Wow. Okay. When you look at the fourth quarter, is that lost revenue impact from the ’05 losses

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pretty much the same as previous quarters, or is there -- ?

Frank Mergenthaler:

It is a little bit less. It is probably in about the $30 million range. And the deferral component, too, that we mentioned Q3 ’05 last year, that makes the comp difficult as well -- approximately $30 million as well. There is about a $60 million organic hurdle we have to overcome.

Question:

Are you assuming, I guess in Michael’s comments, that the 5% natural organic growth slows down itself due to pharma and auto in the fourth quarter? Is that the driver?

Michael Roth:

What we’re saying is, we have to be cautious about the fourth quarter. We don’t know exactly where that is. Certainly, those are the two areas that could be a concern.

Question:

The second question -- the second broad question for Frank would be: you really have been very clear in about changing how you recognize incentive comp -- or talking about the change. And you said it’s more evenly spread this year, than fourth quarter loaded. I wonder, going into the fourth quarter, now that you have that change behind you, what do you think the impact is going to be on incentive comp expense year-over-year in the fourth quarter, due to this change?

Frank Mergenthaler:

Not to give fourth quarter guidance, but as we’ve told the analyst community, our investors, we set targets out there for the operating groups. We’ve been accruing our incentives against those targets, so it’s been more evenly recognized throughout the year. In Q3, we did have some adjustments in those targets. As I look forward to Q4, the comp off ’05 was very back-end loaded. My incentive comp should be less than what I accrued for in Q4 ’05.

Question:

And you’re not willing to put a number out there yet?

Frank Mergenthaler:

No, I’m not.

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Question:

Okay, that’s what I figured.

2. Question:

I have another question on organic revenue growth, which was a nice surprise this quarter. Given your cautious comments about auto and pharma, is it fair to say that spending from those categories was okay in Q3, and you’re starting to see it slow in Q4?

And then along the same lines, can you give us what net new business was for the quarter, as well as year-to-date?

Frank Mergenthaler:

With respect to those segments, they’ve been slightly off of prior year in Q3, and we expect that to continue. They actually were not as off as we had anticipated in our planning process, but we expect that trend to continue.

With respect to net new business, that term is so defined differently by everybody. I would say that through nine months, we are net new business positive.

Question:

Frank, can you also give us an update on where you are in implementing shared services and SAP?

Frank Mergenthaler:

Sure. We’ll tackle SAP first. When we met on Investor Day, we gave out some metrics and made some commitments. We expected our SAP implementation schedule would cover approximately 40% of revenues in ’06, ratcheting up to 70 to 75% in ’07. We continue to execute against those targets. We’ve had some successful rollouts with respect to both the U.S. and Europe in Q3. The team aggressively continues to go against the plan. So we’re feeling pretty positive on SAP.

With respect to shared services, our big objective this -- for Q3 to Q4 -- was looking at Europe. Right now, we’re looking at France very hard. We expect to do something in France in Q4. And we’re bringing more and more of our processes into a center that has already been set up in London. We continued on the strategy we set forth, and we believe it is the right course of action.

Question:

Michael, you mentioned the Wal-Mart win. There has been some chatter that pricing was a big factor in getting that win. I was wondering if you could address that?

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Michael Roth:

I haven’t heard that chatter. There is always chatter that pricing is a factor. I think it is pretty clear that what won the day, with respect to our offering, was the new model and what DraftFCB brought to the client. And I think the client has indicated that. I think it is exactly that, just chatter.

3. Question:

Was the $60 million reduction in professional fees permanent in your eyes? Or is there any timing issues related to that item? And what would you expect professional fees to total for 2006? And where do you see it going in ’07?

Frank Mergenthaler:

Good question. I think when you look back at ’05 and we were at 5.5% of revenue, we said there were some anomalies driving this. We expect to see a step-down in ’07, a further step-down in ’08. When I look at Q3, the comp is, we were going through a restatement process last year that was very, very expensive. I don’t think I would pro forma run rate on that. We’ve been out there saying, we think 3% is probably a reasonable run rate. Not satisfied with 3%, but 3% a reasonable run rate for modeling purposes. When we get there, I am not going to commit to ’07, but every quarter we’re actively managing our advisors to try to drive out the costs.

Michael Roth:

We said, when we set our 2008 objectives on Investor Day, we indicated we were going to take $200 million of severance and professional fees out by -- at a run rate after that. Obviously, once we get the remediation behind us, that will be a key factor in achieving those goals.

Question:

Do you have any update on the SEC investigation?

Michael Roth:

We continue to have a discussion with the SEC. We’re trying to move that forward as quickly as possible. We, basically, are reacting to any questions that they have. Today – I’ve said this before -- we have no new issues that have been raised by the SEC. It is still now -- it is in their court to review the various things that we’ve given them.

4. Question:

Following up on your comments earlier about the impact of client losses, given some sizable losses in Q3 last year, would you expect to see a bigger impact in the first quarter or first half of next year? If you can give us a sense of when these -- the large accounts that you lost last year -- actually

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moved on, when you stopped recognizing revenue from them?

Frank Mergenthaler:

I think what we said was that the impact of the client losses in 2005 pretty much rolled through 2006. We don’t see any big impact in 2007 for that. The comment I think you were referring to was that in the fourth quarter of 2005, some of those clients were still in our numbers, and they rolled off in 2006.

Question:

So like the B of A and the Lowe’s and stuff like that, which you lost in the -- towards the end of -- at the end of last year, that really wouldn’t have any impact in your ’07 numbers?

Frank Mergenthaler:

No. That would have principally rolled off in -- during 2006.

Question:

If you could just look at your -- your top ten client relationships and give us a sense of the health of those relationships, if any of that business is in review to your knowledge?

Michael Roth:

We don’t have any major clients in review. And I would characterize our relationship with our top clients as very solid. We’ve met -- I’ve met -- with a number of them, and we continually meet with them to make sure that the offerings that we’re providing for them are meeting their needs. And frankly, our conversations now are of the type of, how can you help us grow our business? And that’s what we do. So I would characterize our relationships with our top ten clients as solid.

Question:

On your performance in the U.K. during the quarter; we’ve had some very sort of mixed performances by some of your peers in the U.K., and I am wondering if you look at your performance, how much of that, you think, was just relative to the marketplace versus IPG-specific?

Frank Mergenthaler:

The biggest comp challenge was, we had a very strong quarter in Q3 ’05, due to a number of discrete projects that didn’t repeat this year. So the overall U.K. performance was okay.

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Michael Roth:

Particularly, it was an event project that Morton had in the U.K. that didn’t repeat this year.

Question:

So the numbers in the U.K. in Q4 should be a little bit better?

Frank Mergenthaler:

We hope so.

5. Question:

Is $465 million in office and general a good run rate going forward?

Secondly, I guess, overall, as you look at the portfolio and think about ways to get more value out of it, how do you think about potential further realignment or even divestitures?

Michael Roth:

Let me address those issues and Frank can address the run rate. We’re constantly looking at our asset base to make sure that we’re structured in a way that meets the needs of our clients. Obviously, the changes that we’ve made with respect to DraftFCB, the repositioning of Lowe, the repositioning of our media offerings, should give you a clue that we’re constantly looking at it and we’re prepared to make whatever strategic decisions that are necessary. That being said, I have also said that we’re not in a mode of disposing of our assets, except if there are assets there that are nonstrategic. And at this point in time, I think we pretty much called out the non-strategic assets, and therefore, we’re very comfortable with the assets that we have. Whether we tweak that, in terms of alignment or not, remains -- will be up to our clients and the offerings that we have. We don’t anticipate any major reshuffling at this point in time.

Frank Mergenthaler:

On your O&G comment, we’ve been running at an abnormally high rate because of professional fees. We look at what’s an appropriate run rate, maybe 33, 34%. But again, until we get the control issue behind us and we see what a normalized professional fee base, it is difficult to throw a number out right now. When we look at the aggregate ratios, that’s what we look to.

6. Question:

First, occupancy: can you provide a little clarity there, it was down about 4.5% in the quarter? And where that number goes, generally, and any metrics, 5% of revenue, whatever?

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And the same commentary, to the extent you can, on base, benefits and tax. How do we think about that number? Obviously, it is a big number. As you indicated, you have some work to do. But how do we think about the improvement in that number year-over-year, especially in the fourth quarter?

Frank Mergenthaler:

On the occupancy, it is a number -- the portfolio is very complex. It is very global. We’re constantly rationalizing the portfolio. As you rationalize the portfolio, you have situations where you could have duplicate leases until you can get some sublease income in, etc. The team here in New York is global. They’re constantly trying to rationalize square footage per employee. It is an area that, I think, we’ve made pretty good progress on over the past three to four years and will continue, hopefully, to make progress against.

The second question related to base and benefits. Right now, at roughly 55% of revenues -- we’ve been out there saying that we look at staff cost ratios, and we believe that needs to be something in the 57% range. We’re nowhere near there. That’s all fully loaded. We look at base staff costs, and we look at temporary together. And between the two of them, right now, we believe we’ve got a lot of work to do.

Michael Roth:

One of the first areas we started on was the looking at the real estate on a global basis. No major moves throughout the company on a worldwide basis are made without going through the centralized real estate group here in New York. So that’s how we control that. So what we try to do is maximize the utilization of our existing space, and before any new space is taken, we run it through our model and so on. So I think we made good progress on that. We still have a lot of space out there on a worldwide basis, and there are certainly opportunities for us. But we’re pretty comfortable that that process is pretty much there.

The salary numbers that Frank just talked about is an area that we continue to focus on. We are committed to doing a better job, in terms of getting our salary ratios where they have to be. The focus on -- in Frank’s remarks, he talked about the temporary services and that’s -- that one is one that we really have to focus on, because although the basic staff ratios are showing improvement, the temporary use of outside people is not where we think it should be. So we will be focusing on that in greater detail.

Question:

Just one quick follow-up on the occupancy cuts, it has been running, ballpark 130, for the first three quarters. That shouldn’t vary too much from that? Is that fair to say, at least?

Frank Mergenthaler:

I think that’s fair to say.

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Question:

What were the cash restructuring payments in the quarter?

Frank Mergenthaler:

The restructuring -- the cash payments related to our restatement-related items?

Question:

Correct.

Frank Mergenthaler:

I think the number was -- for the quarter it was less than $20 million.

7. Question:

I have a couple questions. First one, Michael, I just want to reconcile your comments about some caution for auto and pharma spending, and your comment that 2007 looks -- early look is good. Wondering what do you think the caution for the pharma and auto spending in the Q4, it could be timing-related? Or is there any concern that the softness could linger into 2007?

Michael Roth:

It is a great question. Obviously, the more immediate concern is focused on what we’ve seen in the marketplace. And we -- actually coming into 2006, we were concerned also, and the spend in the early parts of 2006 were not as dramatic as we thought. So I guess part of it is, that on a long-term basis, we’re comfortable with it. The timing of it, whether it is the fourth quarter or the first quarter, I can’t really comment on. But I do believe that the spend will be there.

Question:

Second question is for Frank. Is there a way to isolate the after-tax impact of the sale of the German agency interest?

Frank Mergenthaler:

Is there a way to isolate the after-tax impact of the German --

Question:

In the other income line?

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Michael Roth:

Why don’t we look at that and go offline on that? I don’t think we can --

Frank Mergenthaler:

The number that relates to it is about $16 or $17 million of the $22 million. Does that help?

Question:

I will follow-up.

8. Question:

A couple questions. One, if you look at the tone of new business outside of the high profile AOL and Wal-Mart and Hewlett-Packard: in some of the other disciplines, it sounds like you’re seeing some strength like PR and marketing services. Is the tone of new business in the smaller -- in the accounts that we’re not reading in the press, picking up as it has with the high profile creative accounts?

And secondly, how should we think of severance on a normalized run rate? If you can help us with that?

And just to make one final point clear, the fourth quarter, you said pharma and auto -- is that more of the secular issues that are hitting those sectors? Or is it related to some of the accounts you lost, as well, throughout the year?

Michael Roth:

I think it is pretty much secular and obviously, as it relates to our specific accounts, as well. Let me comment on -- what we’re pleased about the account wins, there is a whole list of them, is that it is across the board, and it is not just in the global networks. We have Deutsch. We have Hill Holliday. We have Campbell-Ewald. We have Campbell Mithun. We have The Martin Agency. All of these clients are picking up wins in 2006. I think it is across the board. The tone is solid, in terms of our offerings. What you might take away from that is we’re back in the game, with respect to our independents, with respect to our global networks, our media offerings and our specialty marketing services. So I would say it is across the board, which is very healthy for us.

Frank Mergenthaler:

On the severance question, we were 2.5% of revenue last year. We’ve been out there saying we think a normalized run rate is about 100 basis points. With that said, this year it is going to be running a bit higher than that, particularly when you have a merger. And as we start to rationalize our staff costs, we expect it to be higher than that 1% in ’07, but less than where we -- our ’05 run rate.

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Michael Roth:

Whenever I list agencies, I always get a call, you left me out. I don’t want to leave out Mullen and I don’t want to leave out R/GA. It really is across the board.

9. Question:

You’ve talked several times about your opportunities over in China and India. Can you give us a ballpark what your annual revenues are in those two markets?

Michael Roth:

We don’t break out the revenue with respect to those markets. Obviously, in India, I think we’ve said we have a very large position in India, I think we’re the number two global network holding company, if you will, over in India. China, we have some work to be done. We’re making investments in China. We have offerings in China. They’re very solid. But we have to do a better job, in terms of our investments there, and we will be doing that.

Question:

Back on your comments on Wal-Mart, is it fair to think of the actual revenues you can book -- annual basis for your Wal-Mart win of roughly $15 to $20 million?

The second question is, is there also -- any other accounts that you’re pitching for, right now, that maybe has not hit the trade press, that we would be interested in?

Frank Mergenthaler:

The number you’re using for Wal-Mart is your number. We have not given that out nor has our client. So I would prefer not to comment on that. There is speculation on the spend out there that is out there. Also, to the extent it is not out there, with respect to client pitches, the reason it is not out there is because they prefer to keep it quiet. So I think we have to recognize that.

10. Question:

Most of the questions on the severance and the professional fees have been answered, so I appreciate that. And congratulations on getting those numbers down. Can we talk a little bit about working capital, though? As we think about it going into the fourth quarter, you guys have done a pretty good job of managing it. I know the fourth quarter, traditionally, could bring a bit of a swing versus the rest of the year. What should we be thinking about, given how volatile that has been the last couple of quarters?

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Frank Mergenthaler:

Working capital usually has a pretty normal seasonality pattern. I think what we saw in Q1 ’06 was some abnormally high uses of working capital, due to softening of our media business. That business is stabilized. We think that Q4 should track the normal seasonal pattern.

Question:

If I look over the last three years, it has been anywhere from -- I think about $170 million benefit to last year, it was a really big one, around 3 and a quarter. Should we be thinking it is somewhere in the middle of that range?

Frank Mergenthaler:

I don’t even want to comment on a specific number. But I think as you look at seasonal trends, and it being generative of cash, I think that’s where we are.

11. Question:

Can you talk about the broader impact from a win like a Wal-Mart, as it relates to DraftFCB as an agency and to IPG? How much potential new business or invitations to pitches does this help you with across the platform?

Michael Roth:

You can tell me that. But obviously, the fact that DraftFCB is a relatively new organization, we kind of view -- obviously, Wal-Mart is a great win for us, particularly who the DraftFCB were competing against and winning. We view this, from an IPG perspective, as a validation of our strategy. You always like to see outside verification of the moves that you’re making are responsive to the marketplace. And certainly with the coverage that DraftFCB is getting with respect to this win, we would hope that it will have an impact into the future. Because it is a modern offering. It is a great way of looking at meeting the needs of our clients. They’re very passionate about this new model. I have attended their town hall meetings in New York. We had 1,500 people in the meeting. And then it was followed by a meeting in Chicago with 1,200 people. The organization -- Howard and the whole team -- have done a tremendous job of getting the message out there, that this is the new modern offering that’s responsive to what the marketplace is demanding. And the fact that Wal-Mart recognized that is a win-win for, obviously, the people of DraftFCB, for Wal-Mart and for IPG. We’re excited about it.

Obviously, we’re quite pleased with the progress we’re making, with respect to the turnaround. I think our results indicate that we’re on track. We’re meeting the needs in the marketplace. And our ultimate goal of enhancing shareholder value continues to be our primary thrust. And we’re delighted in the support that we’ve received from all of you and will be delighted to respond to other questions that you might have. Thank you for joining us this morning.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

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